Exhibit 99.1

NEW INVESTMENTS PRESS RELEASE OF TRILINC GLOBAL IMPACT FUND, LLC

Los Angeles, CA (May 3, 2023) - TriLinc Global Impact Fund, LLC (“TriLinc Global Impact Fund” or “TGIF”) announced today that it recently acquired approximately $922,061 of participations in two trade finance transactions in one facility, bringing total financing commitments as of March 31, 2023, to approximately $398.5 million for business expansions and socioeconomic developments through its holdings in Sub-Saharan Africa, Latin America, Southeast Asia, and Emerging Europe.

TGIF is an impact investing company that provides growth-stage loans and trade finance to established small and medium enterprises (“SMEs”) primarily in developing economies where access to affordable capital is significantly limited. Impact investing is defined as investing with the specific objective of achieving a competitive financial return as well as creating positive, measurable impact in communities across the globe. The transaction details are summarized below.

On March 23, 2023 and March 30, 2023, TGIF funded two transactions totaling approximately $922,061 as part of a new trade finance facility to a cocoa trader in Ecuador. Priced at LIBOR + 0.79%, these facilities are set to mature on May 23, 2023, and May 30, 2023, respectively. The facility will support the borrower’s purchase of cocoa for export to international markets, promoting fair trade with Ecuadorian small-scale farmers.

“By extending financing to the SME in Latin America, TGIF is demonstrating its commitment to businesses that have positive environmental and social impact,” said Gloria Nelund, CEO of TGIF. “More specifically, we are confident that this financing will strengthen the workforce of this SME and support its steady growth trajectory during periods of limited capital availability.”

About TriLinc Global Impact Fund

TGIF is a public non-traded, externally managed, limited liability company that makes impact investments in SMEs in developing economies that provide the opportunity to achieve both competitive financial returns and positive measurable impact. TGIF invests in SMEs through experienced local market sub-advisors and expects to create a diversified portfolio of financial assets consisting primarily of collateralized private debt instruments. In addition, TGIF aggregates and analyzes social, economic, and environmental impact data to track progress and measure success against stated objectives.